Exhibit 99.1

News Release

Weatherford Reports Third Quarter 2018 Results

BAAR, SWITZERLAND, October 29, 2018 - Weatherford International plc (NYSE: WFT) reported a net loss of $199 million, or a loss of $0.20 per share, for the third quarter of 2018. This compares to a net loss of $256 million, or a loss of $0.26 per share, for the third quarter of 2017.

The non-GAAP net loss for the third quarter of 2018, which excludes unusual charges and credits, was $103 million, or $0.10 diluted loss per share. This compares to a $156 million non-GAAP net loss in the prior quarter, or $0.16 diluted loss per share, and a $221 million non-GAAP net loss for the third quarter of 2017, or $0.22 diluted loss per share.

Significant Highlights

•	Increased segment operating income by 68% sequentially and by $123 million on a year-over-year basis.

•	Reached an agreement with lenders to extend the revolving credit facility.

•	Achieved annualized recurring transformation benefits of $300 million, which represents 30% of the total transformation target.

•	Signed a definitive agreement to divest the laboratory services business for $205 million in cash.

•	Continued to exceed goals for reducing nonproductive time on a year-to-date basis, extending the improvements achieved over the past four years.

•	Extended ForeSite® and CygNet® SCADA production software availability on the Google Cloud platform.

Revenue in the third quarter of 2018 was $1.44 billion, a modest decrease from the $1.45 billion of revenue recognized in the prior quarter and an approximately 1% decrease from the $1.46 billion of revenue reported for the third quarter of 2017. Sequentially, seasonal improvements in Canada and activity increases in Continental Europe and Asia were offset by lower overall activity levels in the United States and unfavorable foreign exchange rate movements in Latin America.

On a year-over-year basis, higher revenues associated with integrated service projects in Latin America were offset by lower activity levels in Canada as crude oil differentials expanded, which reduced demand for Completions and Production services and products. Results in Russia were negatively impacted by foreign exchange rate effects.

Operating loss for the third quarter of 2018 was $13 million. Segment operating income in the third quarter of 2018 was $116 million, up $47 million, or 68%, sequentially and up $123 million year-over-year.

The sequential improvement was driven by seasonal activity increases in Canada and higher margins across all product line segments on reduced costs and improved efficiencies as a result of the transformation efforts.

Year-over-year operating income improvements were driven by improved efficiencies and reduced expenses as a result of the transformation processes. Higher revenues in Latin America positively impacted operating income, offsetting relatively weak results in Canada.

In the quarter, Weatherford recorded pre-tax charges of $95 million, which consist of $71 million in non-cash impairments and asset write-downs, primarily related to land drilling rigs, $27 million in restructuring and transformation charges, and $8 million in currency devaluation charges, partially offset by an $11 million credit related to the fair value adjustment of the outstanding warrant.

In the third quarter of 2018, incremental recurring benefits as a result of the transformation plan were $27 million. The total recurring transformation benefits recognized during the third quarter were $75 million, or approximately $300 million on an annualized basis, which represents about 30% of the $1 billion target.

Mark A. McCollum, President and Chief Executive Officer, commented, “I am pleased with our third quarter operating results, which once again demonstrate the strength of our transformation and its positive impact on our bottom line. With a $195 million, or 56%, increase in adjusted EBITDA year-to-date compared to this time last year, these results represent a significant achievement and reaffirm the effectiveness of our transformation plan. Our progress reflects the discipline and accountability now being ingrained in our organization. I am confident that, having achieved approximately 30% of our annualized transformation goal, we will reach our $1 billion run-rate improvement target by the end of 2019. I believe we are just starting to see what this company is capable of.”

“During the quarter, we fell short of our revenue and cash flow goals, due in large part to transitory supply chain and manufacturing inefficiencies as well as continued challenges converting inventories to cash. We remain intensely focused on generating free cash flow and on reversing these trends.”

“The recent announcement of the sale of our laboratory services business earlier this month, combined with the previously announced land drilling rigs divestiture, will generate close to $500 million in cash proceeds, which will be used to reduce debt.”

Cash Flow
Net cash used by operating activities was $32 million for the third quarter of 2018, driven by cash payments of $156 million for debt interest and $20 million for cash severance, restructuring, and transformation offset by segment operating income. Third quarter total capital expenditures of $55 million, including investments in held-for-sale land drilling rigs, increased by $7 million, or 15%, sequentially and decreased $10 million, or 15%, from the same quarter in the prior year.

Operating Segments

	Three Months Ended			Change
(In Millions)	9/30/2018	6/30/2018	9/30/2017	Sequential		YoY
Western Hemisphere
Revenues	$762	$769	$767	(1)%		(1)%
Segment Operating Income	$78	$50	$3	56%		2,500%
Segment Operating Margin	10.2%	6.5%	0.4%	370	bps	980	bps

Eastern Hemisphere
Revenues	$682	$679	$693	—%		(2)%
Segment Operating Income (Loss)	$38	$19	$(10)	100%		480%
Segment Operating Margin	5.6%	2.8%	(1.4)%	280	bps	700	bps

Western Hemisphere

Third quarter revenues of $762 million were down $7 million, or 1%, sequentially, and down $5 million, or 1%, year-over-year. Compared to the second quarter of 2018, revenues in Canada improved seasonally as the rig count increased following the spring breakup, but were offset by lower results in the United States and negative foreign exchange impacts in Latin America. Year-over-year revenue increases from integrated service projects in Latin America were offset by lower activity levels in Canada as crude differentials expanded, which reduced demand for Completions and Production services and products.

Third quarter segment operating income of $78 million was up $28 million sequentially and up $75 million year-over-year. The sequential increase benefited from lower expenses and improved operating efficiencies mainly associated with the transformation. The year-over-year improvements were driven by a combination of higher activity levels in Argentina and Mexico and the positive impacts from our transformation efforts, which overcame lower operating results in Canada and foreign exchange effects in Latin America.

Operational highlights in the Western Hemisphere during the quarter include:

•
On the inaugural run of the Magnus™ rotary steerable system (RSS) for a major operator, Weatherford mobilized in just 10 hours to finish a competitor’s job in the Permian Basin. The RSS reliably performed at challenging depths to drill the lateral to 24,348 feet.

•	In Mexico, Weatherford replaced an incumbent’s system with the Magnus RSS, which ran onshore alongside the RipTide® drilling reamer to drill and enlarge a directional well with a 42° profile.

•
Weatherford successfully launched the PressurePro® control system, an onshore managed pressure drilling solution, in the United States market with demand outpacing production schedules. Deliveries will increase in the first quarter of 2019 with the expectation of 100% utilization throughout the rest of next year.

•
Weatherford displaced an incumbent in Brazil by signing a new tubular running contract with Petrobras. The contract awards Weatherford work on 14 deepwater rigs, which represents significant market share.

•
Working in collaboration with a customer, Weatherford devised an integrated solution that included logging, pressure pumping services, and the FracAdvisor® workflow to execute the first documented multistage frac job in the Jurassic Superior Pimienta Shale in Mexico. The large-scale solution complied with new government regulations and overcame significant logistical issues to fracture 17 stages in less time than allotted.

Eastern Hemisphere

Third quarter revenues of $682 million were up $3 million sequentially and down $11 million, or 2%, year-over-year. Sequential revenues were higher in Continental Europe and Asia on higher product sales, offset by lower services activity in the Middle East. The modest decrease in revenues on a year-over-year basis was driven by impacts on foreign exchange rates in Russia.

Third quarter segment operating income of $38 million was up $19 million sequentially and up $48 million year-over-year. The sequential improvements resulted from a favorable revenue mix in Russia and Asia combined with the transformation benefits. Compared to the third quarter of 2017, operating income improved mainly as a result of our transformation program leading to a lower cost structure across the hemisphere.

Operational highlights in the Eastern Hemisphere during the quarter include:

•
Through project-managed integrated services, Weatherford helped to plug and abandon 13 platform wells in the North Sea 125 days earlier than the customer’s original plan. The project employed products and services throughout the entire Weatherford portfolio: drilling rental tools, fishing services, wellbore cleanup, and tubular running.

•	Weatherford introduced and deployed two wireline technologies, including focused magnetic resonance and precision elemental spectroscopy, for a national oil company in the Middle East.

•
A competitor failed to meet logging objectives in an openhole well with a 76° inclination and 12° dogleg in a Middle Eastern country. By performing through-drillpipe logging, Weatherford acquired high-quality triple-combo and pressure data in two runs with zero nonproductive time.

•	In a demanding application in the Middle East, Weatherford replaced a competitor to perform the longest casing run ever for the customer at a depth of nearly 20,000 feet.

•	Weatherford installed a gas-lift packoff system in an oil-producing well in Malaysia. After installation in just 20 days, the system helped to increase production by 200 barrels per day.

•	By replacing a conventional pump with a proprietary sand tolerant pump, Weatherford tripled run life and reduced workover frequency in a problematic well in Egypt suffering from sand and clay issues.

•
In an exploration well with very low reservoir pressure in Kurdistan, Weatherford provided an integrated solution including underbalanced drilling and production services. The hydraulic jet lift solution combined with extended well testing resulted in initial production of 1,600 barrels per day, after which the operator decided to drill four more wells using the same approach.

Reclassifications

In 2018 we adopted pension accounting standards on a retrospective basis, reclassifying the presentation of non-service cost components of net periodic pension and post-retirement cost from operating income to non-operating Other Income (Expense), Net. All prior periods have been restated to conform to the current presentation within the Condensed Consolidated Statements of Operations and other financial information in the following pages.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 710 locations, including manufacturing, service, research and development and training facilities and employs approximately 28,450 people. For more information, visit http://www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on October 29, 2018, at 8:30 a.m. Eastern Time (ET), 7:30 a.m. Central Time (CT). Weatherford invites investors to listen to the call live and review related presentation materials via the Company’s website. Conference call details and presentation materials can be found at https://www.weatherford.com/en/investor-relations/investor-presentations. A recording of the conference call and transcript of the call will be available in the Investor Relations section of the website shortly after the call ends.

# # #

Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected efficiencies and cost savings associated with our transformation plans; completion of potential dispositions, and the changes in spending and payment timing by our clients and customers. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017
Revenues:
Western Hemisphere	$762	$767	$2,287	$2,178
Eastern Hemisphere	682	693	2,028	2,031
Total Revenues	1,444	1,460	4,315	4,209

Operating Income (Loss):
Western Hemisphere	78	3	152	(78)
Eastern Hemisphere	38	(10)	73	(91)
Segment Operating Income (Loss)	116	(7)	225	(169)
Corporate Expenses	(31)	(28)	(101)	(94)
Restructuring and Transformation Charges	(27)	(34)	(90)	(140)
Other Charges, Net	(71)	(1)	(159)	(26)
Total Operating Loss	(13)	(70)	(125)	(429)

Other Income (Expense):
Interest Expense, Net	(156)	(148)	(457)	(427)
Bond Tender and Call Premium	—	—	(34)	—
Warrant Fair Value Adjustment	11	(7)	67	58
Currency Devaluation Charges	(8)	—	(45)	—
Other Income (Expense), Net	(6)	(1)	(21)	14
Net Loss Before Income Taxes	(172)	(226)	(615)	(784)

Income Tax Provision	(22)	(25)	(80)	(75)

Net Loss	(194)	(251)	(695)	(859)
Net Income Attributable to Noncontrolling Interests	5	5	13	16
Net Loss Attributable to Weatherford	$(199)	$(256)	$(708)	$(875)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.20)	$(0.26)	$(0.71)	$(0.88)

Weighted Average Shares Outstanding:
Basic & Diluted	998	990	996	989

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Revenues:
Western Hemisphere	$762	$769	$756	$759	$767
Eastern Hemisphere	682	679	667	731	693
Total Revenues	$1,444	$1,448	$1,423	$1,490	$1,460

	Three Months Ended
	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Operating Income (Loss):
Western Hemisphere	$78	$50	$24	$(35)	$3
Eastern Hemisphere	38	19	16	(48)	(10)
Segment Operating Income (Loss)	116	69	40	(83)	(7)
Corporate Expenses	(31)	(34)	(36)	(36)	(28)
Restructuring and Transformation Charges	(27)	(38)	(25)	(43)	(34)
Other Charges, Net	(71)	(70)	(18)	(1,579)	(1)
Total Operating Loss	$(13)	$(73)	$(39)	$(1,741)	$(70)

	Three Months Ended
	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Product and Service Line (a) Revenues:
Production	$383	$394	$381	$408	$381
Completion	303	303	294	339	320
Drilling and Evaluation	357	341	358	349	347
Well Construction	401	410	390	394	412
Total Product and Service Line Revenues	$1,444	$1,448	$1,423	$1,490	$1,460

	Three Months Ended
	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Depreciation and Amortization:
Western Hemisphere	$46	$56	$60	$80	$89
Eastern Hemisphere	81	84	86	109	108
Corporate	1	4	1	1	2
Total Depreciation and Amortization	$128	$144	$147	$190	$199

(a)
Production includes Artificial Lift Systems, Stimulation and Testing and Production Services. Completions includes Completion Systems, Liner Systems and Cementing Products. Drilling and Evaluation includes Drilling Services, Managed Pressure Drilling, Surface Logging Systems, Wireline Services and Reservoir Solutions. Well Construction includes Tubular Running Services, Intervention Services, Drilling Tools and Rental Equipment and Land Drilling Rigs.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	9/30/2018	6/30/2018	9/30/2017	9/30/2018	9/30/2017
Operating Loss:
GAAP Operating Loss	$(13)	$(73)	$(70)	$(125)	$(429)
Restructuring and Transformation Charges (a)	27	38	34	90	140
Impairments, Asset Write-Downs and Other (b)	71	70	1	159	26
Operating Non-GAAP Adjustments	98	108	35	249	166
Non-GAAP Adjusted Operating Income (Loss)	$85	$35	$(35)	$124	$(263)

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(172)	$(233)	$(226)	$(615)	$(784)
Operating Non-GAAP Adjustments	98	108	35	249	166
Bond Tender and Call Premium (c)	—	—	—	34	—
Warrant Fair Value Adjustment	(11)	(10)	7	(67)	(58)
Defined Benefit Pension Plan Gains (d)	—	—	(7)	—	(47)
Currency Devaluation Charges (e)	8	11	—	45	—
Non-GAAP Adjustments Before Taxes	$95	$109	$35	$261	$61
Non-GAAP Loss Before Income Taxes	$(77)	$(124)	$(191)	$(354)	$(723)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(22)	$(26)	$(25)	$(80)	$(75)
Tax Effect on Non-GAAP Adjustments	1	(1)	—	—	(7)
Non-GAAP Provision for Income Taxes	$(21)	$(27)	$(25)	$(80)	$(82)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(199)	$(264)	$(256)	$(708)	$(875)
Non-GAAP Adjustments, net of tax	96	108	35	261	54
Non-GAAP Net Loss	$(103)	$(156)	$(221)	$(447)	$(821)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.20)	$(0.26)	$(0.26)	$(0.71)	$(0.88)
Non-GAAP Adjustments, net of tax	0.10	0.10	0.04	0.26	0.05
Non-GAAP Diluted Loss per Share	$(0.10)	$(0.16)	$(0.22)	$(0.45)	$(0.83)

GAAP Effective Tax Rate (f)	(12)%	(11)%	(11)%	(13)%	(10)%
Non-GAAP Effective Tax Rate (g)	(26)%	(22)%	(13)%	(22)%	(11)%

(a)	Represents severance, transformation and facility exit costs in 2018.

(b)
Represents long-lived asset impairments, other asset write-downs and inventory charges, partially offset by gains on purchase of the remaining interest in a joint venture, property sales and a reduction of a contingency reserve on a legacy contract in 2018.

(c)	Represents a bond tender and call premium on the tender offer redemption of our 9.625% senior notes.

(d)
Represents the supplemental executive retirement plan gain that was reclassified from Operating Non-GAAP Adjustments to non-operating Other Income (Expense), Net upon retrospective adoption of the new pension accounting standards in the first quarter of 2018.

(e)	Represents currency devaluations of the Angolan kwanza and Venezuelan bolivar.

(f)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes and calculated in thousands.

(g)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA
(Unaudited)
(In Millions)

	Three Months Ended			Nine Months Ended
	9/30/2018	6/30/2018	9/30/2017	9/30/2018	9/30/2017

Net Loss Attributable to Weatherford	$(199)	$(264)	$(256)	$(708)	$(875)
Net Income Attributable to Noncontrolling Interests	5	5	5	13	16
Net Loss	(194)	(259)	(251)	(695)	(859)
Interest Expense, Net	156	152	148	457	427
Income Tax Provision	22	26	25	80	75
Depreciation and Amortization	128	144	199	419	611
EBITDA	112	63	121	261	254

Other (Income) Expense Adjustments:
Warrant Fair Value Adjustment	(11)	(10)	7	(67)	(58)
Bond Tender and Call Premium	—	—	—	34	—
Currency Devaluation Charges	8	11	—	45	—
Other (Income) Expense, Net	6	7	1	21	(14)
Restructuring and Transformation Charges	27	38	34	90	140
Impairments, Asset Write-Downs and Other	71	70	1	159	26
Adjusted EBITDA	$213	$179	$164	$543	$348

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Assets:
Cash and Cash Equivalents	$393	$415	$459	$613	$445
Accounts Receivable, Net	1,155	1,167	1,100	1,103	1,236
Inventories, Net	1,097	1,143	1,225	1,234	1,752
Assets Held for Sale	618	489	369	359	935
Property, Plant and Equipment, Net	2,157	2,273	2,580	2,708	3,989
Goodwill and Intangibles, Net	2,824	2,837	2,968	2,940	2,575

Liabilities:
Accounts Payable	728	754	809	856	815
Liabilities Held for Sale	49	—	—	—	54
Short-term Borrowings and Current Portion of Long-term Debt	396	295	153	148	391
Long-term Debt	7,626	7,634	7,639	7,541	7,530

Shareholders’ Equity:
Total Shareholders’ Equity (a)	(1,508)	(1,312)	(898)	(571)	1,384

(a)
On January 1, 2018, we adopted the accounting standard related to taxes on intra-entity transfers of non-inventory assets on a modified retrospective basis and the impact from this adoption was to record the previously recorded prepaid taxes as an adjustment to retained earnings. In addition we also adopted the revenue recognition accounting standard and recorded the cumulative effect of the changes made to our consolidated balance sheet as an adjustment to retained earnings.

Weatherford International plc
Net Debt (a)
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 9/30/2018:
Net Debt at 6/30/2018 (a)			$(7,514)
Operating Loss			(13)
Depreciation and Amortization			128
Capital Expenditures for Property, Plant and Equipment			(43)
Capital Expenditures for Assets Held for Sale			(12)
Proceeds from Sale of Assets			20
Acquisition of Intangibles			(4)
Decrease in Working Capital (b)			8
Other Financing Activities			(14)
Income Taxes Paid			(21)
Interest Paid			(156)
Other			(8)
Net Debt at 9/30/2018 (a)			$(7,629)

Change in Net Debt for the Nine Months Ended 9/30/2018:
Net Debt at 12/31/2017 (a)			$(7,076)
Operating Loss			(125)
Depreciation and Amortization			419
Capital Expenditures for Property, Plant and Equipment			(111)
Capital Expenditures for Assets Held for Sale			(30)
Proceeds from Sale of Assets			70
Acquisition of Intangibles			(11)
Other Financing Activities			(28)
Increase in Working Capital (b)			(158)
Accrued Litigation and Settlements			(24)
Income Taxes Paid			(87)
Interest Paid			(439)
Other			(29)
Net Debt at 9/30/2018 (a)			$(7,629)

Components of Net Debt (a)	9/30/2018	6/30/2018	12/31/2017
Cash	$393	$415	$613
Short-term Borrowings and Current Portion of Long-term Debt	(396)	(295)	(148)
Long-term Debt	(7,626)	(7,634)	(7,541)
Net Debt (a)	$(7,629)	$(7,514)	$(7,076)
(a) “Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
(b) Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.